Exhibit 5.1

August 13, 2021

CASI Pharmaceuticals, Inc.

9620 Medical Center Drive, Suite 300

Rockville, MD 20850

Re:	Post-Effective Amendments to Registration Statements on Form S-8 for Shares of Common Stock, par value $0.01 per share, of CASI Pharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as counsel to CASI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”) of post-effective amendments (the “Form S-8 Amendments”) to the following Registration Statements on Form S-8: (i) File No. 333-228980, originally filed on December 21, 2018; (ii) File No. 333-222043, originally filed on December 13, 2017; and (iii) File No. 333-188042, originally filed on April 19,2013. The Form S-8 Amendments relate to shares of common stock of the Company, par value $0.01 per share (the “Shares”), that may be issued pursuant to the CASI Pharmaceuticals, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”), which shares have previously beenauthorized for issuance pursuant to the CASI Pharmaceuticals, Inc. 2011 Long-Term Incentive Plan (the “2011 Plan”). The maximum number of such Shares issuable and previously registered for the 2011 Plan is 5,726,673 (such shares, the “Carryover Shares”), all as further described in the “Explanatory Note” to the Form S-8 Amendments.

In giving our opinion set forth herein, we have assumed that: (i) all signatures are genuine, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to authentic original documents; (ii) the parties to such documents have the legal right and power under all applicable laws, regulations and agreements to enter into, execute, deliver and perform their respective obligations thereunder; and (iii) the Carryover Shares will be issued in accordance with the terms of the 2021 Plan.

Based on the foregoing, but subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares registered pursuant to the Registration Statement to be issued by the Company have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the 2011 Plan and applicable award agreements thereunder, for consideration in an amount at least equal to the par value of such Carryover Shares, will be validly issued, fully paid and non-assessable.

Our opinion is limited solely to the laws of the United States of America and the corporate laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that the laws of any other jurisdictions may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. In rendering the opinion set forth herein, we have relied upon the documents provided to us by the Company as referenced above and have made no independent verification or investigation of factual matters pertaining thereto or to the Company.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

Arnold & Porter Kaye Scholer LLP

601 Massachusetts Ave, NW | Washington, DC 20001-3743 | www.arnoldporter.com

August 13, 2021 | Page 2

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Form S-8 Amendment. In giving such consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP

ARNOLD & PORTER KAYE SCHOLER LLP